PROXY STATEMENT PURSUANT TO SECTION 14(a)
                        OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         USBANCORP, INC.
         (Name of Registrant as Specified in its Charter)


_________________________________________________________________
            (Name of Person(s) Filing Proxy Statement
                    if other than Registrant)


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       6(i)(1) and 0-11.

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             applies:

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       Exchange Act Rule 0-11(a)(2) and identify the filing for
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
                                       NOTICE OF

                                        ANNUAL

                                      MEETING OF

                                     SHAREHOLDERS

                                          AND

                                    PROXY STATEMENT













USBANCORP, INC.
P.O. BOX 430
JOHNSTOWN, PENNSYLVANIA  15907-0430

To Be Held April 27, 1999





















Mailed to Security Holders March 19, 1999

                                                  March 19, 1999




Dear Shareholder:

       USBANCORP, Inc.'s Annual Meeting of Shareholders will be held Tuesday, April 27, 1999, at 1:30 p.m., Eastern Time, at the
Radisson Hotel Pittsburgh, 101 Mall Boulevard, Monroeville,
Pennsylvania 15146-2210.

       The matters to be acted upon at the meeting are:

       (a)   the election of four Class I directors,

       (b) such other matters as may properly be brought before the USBANCORP annual meeting or any adjournments thereof.

       Please review the enclosed material and sign, date and return the proxy card whether you plan to attend or not so that the matters coming before the meeting may be acted upon.

       I look forward to meeting you and welcome the opportunity to discuss the business of your Corporation.

                                        Cordially,

                                        /s/ Terry K. Dunkle

                                        Terry K. Dunkle
                                        Chairman, President and
                                        Chief Executive Officer

                                    USBANCORP, Inc.
                            Johnstown, Pennsylvania  15901

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                     March 19, 1999


To The Shareholders:

       NOTICE IS HEREBY GIVEN that pursuant to the call of its directors, the Annual Meeting of Shareholders of USBANCORP, Inc. will be held at the Radisson Hotel Pittsburgh, 101 Mall Boulevard, Monroeville, Pennsylvania 15146-2210, on Tuesday, April 27, 1999, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:

       1. Election of four Class I directors for a term of three years from the date of election and until their successors shall have been elected and qualified
             (Matter No. 1);

       2. Such other business as may properly come before the meeting or any adjournment thereof.

       Only those shareholders of record at the close of business on March 5, 1999 shall be entitled to notice of and to vote at the meeting. A Proxy Statement, a proxy and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy and return it promptly in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

       This Notice, the accompanying Proxy Statement and form of proxy are sent to you by order of the Board of Directors.


                                        /s/ Betty L. Jakell

                                        Betty L. Jakell,
                                        Corporate Secretary

Johnstown, Pennsylvania
March 19, 1999

                                    USBANCORP, Inc.
                                     P.O. Box 430
                          Johnstown, Pennsylvania  15907-0430


                                    PROXY STATEMENT


                                        GENERAL

Introduction

       The Proxy Statement and enclosed proxy are being mailed to the shareholders of USBANCORP, Inc. ("USBANCORP" or the "Company"), on or about March 19, 1999, in connection with the solicitation of proxies by the Board of Directors of USBANCORP. The proxies will be voted at the Annual Meeting of the Shareholders of USBANCORP to be held on Tuesday, April 27, 1999, at 1:30 p.m., Eastern Time, at the Radisson Hotel Pittsburgh, 101 Mall Boulevard, Monroeville, Pennsylvania 15146-2210 (the "Annual Meeting"). USBANCORP's Annual Report and Form 10-K for the year ended December 31, 1998 accompanies this Proxy Statement. It should not be regarded as proxy solicitation material.

Solicitation of Proxies

       The cost of the solicitation of proxies will be borne by USBANCORP. In addition to the use of the mails, some directors and officers of USBANCORP may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. Arrangements may be made by USBANCORP with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and USBANCORP may reimburse them for reasonable expenses they incur in so doing.

Voting Securities

       As of the close of business on March 5, 1999 (the "Record Date"), there were outstanding 13,412,771 shares of common stock, par value $2.50 per share (the "USBANCORP Common Stock"), the only class of capital stock of USBANCORP outstanding. Holders of record of USBANCORP Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of USBANCORP Common Stock are entitled to cumulate their vote in the election of directors.

       If a shareholder participates in USBANCORP's Dividend
Reinvestment and Common Stock Purchase Plan, the proxy card sent to such shareholder will represent the number of shares registered in the shareholder's name and the number of shares,
<PAGE 1> including fractional shares, credited to the
shareholder's Dividend Reinvestment Plan account.

       If the enclosed form of proxy is appropriately marked, signed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election of the nominees of USBANCORP's Board of Directors.

Right of Revocation

       Proxies may be revoked at will at any time before they have been exercised by filing with the Corporate Secretary of USBANCORP an instrument of revocation or a duly executed proxy bearing a later date. Any shareholder attending the Annual
Meeting may also revoke a previously granted proxy by voting in person at the Annual Meeting.

Quorum

       Under USBANCORP's Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the Annual Meeting.

Principal Shareholders

       The following table sets forth information regarding persons or entities known to USBANCORP's management to own of record or beneficially, as of March 5, 1999, 5% or more of the outstanding shares of USBANCORP Common Stock.

Name and Address                  Amount of           Percent of
of Beneficial Owner           Beneficial Ownership   Common Stock

National City Corporation          735,900             5.49%
1900 East Ninth Street
Cleveland, Ohio  44114-3484

                                     MATTER NO. 1

                            ELECTION OF USBANCORP DIRECTORS

General

       The Articles of Incorporation of USBANCORP provide that USBANCORP's business shall be managed by a Board of Directors of not less than 5 and not more than 25 persons. Under the Articles of Incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by resolution of the shareholders at a meeting. The number of directors for 1999 has been set by the Board at 12.

       USBANCORP's Board of Directors, as provided in its Articles of Incorporation, is divided into three classes: Class I, Class II and Class III, each being as nearly equal in number as possible. The directors in each class serve terms of three years each and until their successors are elected and qualified. Under USBANCORP's Bylaws, a person elected to fill a vacancy on the Board of Directors serves as a director for the remaining term of office of the class to which he or she was elected.

       The Board of Directors fixed the number of directors in Class I at four and has nominated Jerome M. Adams, James M. Edwards, Sr., Richard W. Kappel and Robert L. Wise for election as Class I directors for three-year terms to expire at the 2002 Annual Meeting of Shareholders, and until their successors are duly elected and qualified. Directors Adams, Edwards, Kappel and Wise were elected by the shareholders at the 1996 Annual Meeting. The remaining directors will continue to serve in accordance with their previous election with the terms of the Class II and Class III directors expiring in 2000 and 2001, respectively.

       The Bylaws of USBANCORP permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of USBANCORP not less than 60 days nor more than 90 days prior to the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting which does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.
  <PAGE 3>
       With respect to the election of directors, each shareholder has the right to vote, for each share of USBANCORP Common Stock held by him or her, as many votes as shall equal the number of directors to be elected, and he or she, or his or her proxy, may cast the whole number of votes for one nominee or distribute them among two or more nominees. Unless authority is withheld as to a particular nominee or as to all nominees, all proxies will be voted for the four nominees listed. The proxies will have authority to cumulate votes in their discretion except to the extent a shareholder withholds such authority on the form of proxy. The four persons receiving the highest number of votes cast at the Annual Meeting will be elected as Class I directors. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

       Except as noted above, it is intended that shares represented by proxies will be voted for the nominees listed, each of whom is now a director of USBANCORP and each of whom has expressed his willingness to serve, or for any substitute nominee or nominees designated by the USBANCORP Board of Directors in the event any nominee or nominees become unavailable for election. The USBANCORP Board of Directors has no reason to believe that any of the nominees will not serve if elected.

       The following tables set forth as to each of the nominees for election as a Class I director and as to each of the continuing Class II and Class III directors, his age, principal occupation and business experience, the period during which he has served as a director of USBANCORP, an affiliate or predecessor and other business relationships. There are no family relationships between any of the listed persons.

                               Nominees For Election As
                       Class I Directors - Term Expires in 2002

                                                            Directorship in
                                               Director     other Reporting
Name and Principal Occupation(1)     Age       Since(2)(3)     Companies
Jerome M. Adams                      67           1973           None
  Senior Partner, Adams,
  Myers and Baczkowski,
  Attorneys-at-Law

James M. Edwards, Sr.                59           1984           None
  Retired President and Chief
  Executive Officer, WJAC,
  Incorporated

Richard W. Kappel                    67           1967           None
  Retired CEO, Secretary and
  Treasurer, Wm. J. Kappel
  Wholesale Co.
  <PAGE 4>
Robert L. Wise, President            55           1986      GPU International,
GPU International, Inc.,                                     Inc.
 GPU Power, Inc. and                                         GPU Generation,
 GPU Generation, Inc.                                        Inc.
                       Class II Directors - Term Expires in 2000

                                                            Directorship in
                                               Director     other Reporting
Name and Principal Occupation(1)     Age       Since(2)(3)     Companies
Clifford A. Barton                   70           1966      Crown American
  Retired; Former Chairman,                                 Realty Trust
  President and Chief Executive
  Officer of USBANCORP

Margaret A. O'Malley                 39            1997          None
  Attorney-at-Law
  Yost & O'Malley

Mark E. Pasquerilla                  39            1997     Crown American
  Vice Chairman and                                         Realty Trust
  President, Crown
  American Realty Trust

Thomas C. Slater                     56           1980           None
  Owner, President and Director,
  Slater Laboratories, Inc.,
  Clinical Laboratory
                      Class III Directors - Term Expires in 2001

                                                            Directorship in
                                               Director     other Reporting
Name and Principal Occupation(1)     Age       Since(2)(3)     Companies
Michael F. Butler                    63           1993           None
  Business Consultant and
  Attorney-at-Law

James C. Dewar                       61           1974           None
CEO and President, Geo. C.
Dewar, Inc.; retired
President and CEO Dewar's
Car World

Terry K. Dunkle                      57           1988           None
  Chairman, President and
  Chief Executive Officer of
  USBANCORP

Jack Sevy                            68           1984           None
  Retired; Former Owner and
  Operator, New Stanton West
  Auto/Truck Plaza
___________________

(1) All directors and nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years.
  <PAGE 5>
(2) Reflects the earlier of the first year as a director of USBANCORP, U.S. Bank, Three Rivers Bank and Trust Company ("Three Rivers Bank"), Community Bancorp, Inc. ("Community"), or Johnstown Savings Bank ("JSB").

(3)    All incumbent directors were elected by the shareholders.

Security Ownership of Management

       The following table sets forth information concerning the number of shares of USBANCORP Common Stock beneficially owned, as of March 5, 1999, by each present director, nominee for director, and each executive officer named in the compensation table set forth elsewhere herein.

                                        Amount and Nature
                                          of Beneficial                Percent
Name of Beneficial Owner(1)               Ownership(2)                of Class
Jerome M. Adams...............               17,342                      *
Clifford A. Barton............              195,446                     1.4
Michael F. Butler.............               30,020                      *
James C. Dewar (3)............               50,130                      *
Terry K. Dunkle...............              118,636                      *
James M. Edwards, Sr..........               21,976                      *
Orlando B. Hanselman..........               59,278                      *
Richard W. Kappel.............               31,546                      *
Margaret A. O'Malley (4)......              109,127                      *
Kevin J. O'Neil...............               21,549                      *
Mark E. Pasquerilla (5).......              160,398                     1.2
Jack Sevy.....................                6,822                      *
Thomas C. Slater..............               26,683                      *
James C. Spangler.............               19,793                      *
W. Harrison Vail..............               64,920                      *
Ronald W. Virag...............               21,402                      *
Robert L. Wise (6)............               12,051                      *

Officers, Directors and
  Nominees for Directors
  as a Group (17 persons)(7)..              967,119                     7.2
__________________

*Less than 1%

(1) Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director as a group, has sole investment and voting power as to all the shares shown as beneficially owned with the exception of those held by certain officers, directors and nominees for director jointly with their spouses or directly by their spouses or other relatives.

(2) Includes shares of USBANCORP Common Stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options as follows:
       68,856, 39,501, 11,507, 44,340, 12,815 and 177,019 held by
       <PAGE 6> Messrs. Dunkle, Hanselman, O'Neil, Vail, Virag and
       the group, respectively. Also includes 4,500, 3,000, 3,000, 3,000, and 3,000 shares of USBANCORP Common Stock held by Messrs. Dunkle, Hanselman, O'Neil, Vail and Virag pursuant to restricted stock awards made in January 1998 that vest ratably over a three year period. In addition, Messrs. Dunkle, Hanselman, O'Neil, Vail, Virag and the group hold outstanding options to acquire 30,000, 27,000, 9,000, 18,000, 9,000, and 93,000 shares of USBANCORP Common Stock, respectively, that first become exercisable, in part, on or after July of 1999, and therefore are excluded.

(3) Includes 9,042 shares of USBANCORP Common Stock held by the Dewar Pension Plan of which Mr. Dewar is a trustee.

(4) Margaret A. O'Malley is voting trustee of all shares of USBANCORP Common Stock held by James F. O'Malley and Jean
       O'Malley under a Voting Trust Agreement dated March 3, 1997.

(5) Mark E. Pasquerilla is voting trustee of all shares of USBANCORP Common Stock held by Frank J. Pasquerilla and Sylvia G. Pasquerilla under a Voting Trust Agreement dated March 4, 1997. Also includes 3,042 shares of USBANCORP Common Stock held by Crown American Enterprises, Inc. of which Mark E. Pasquerilla is an officer.

(6)    Includes 873 shares of USBANCORP Common Stock held by
       Mr. Wise's son as to which Mr. Wise disclaims beneficial ownership.

(7) The group consists of 17 persons, being the members of the Board of Directors of USBANCORP, the Chief Executive Officer and each other named executive officer of USBANCORP set forth on the compensation table elsewhere herein.

Board and Committees

       The Board of Directors has various standing committees including an Audit Committee, a Nominating Committee and a Management Compensation Committee (the "Compensation Committee"). During 1998, the Board of Directors held 5 meetings, the Audit Committee held 10 meetings, the Nominating Committee held
2 meetings, and the Compensation Committee held 5 meetings. Each director attended at least 75% of the combined total of meetings of the Board of Directors and of each committee of which he was a member except Mr. Dewar who attended 68% of such meetings.
Mr. James C. Spangler is not standing for re-election because he has reached the mandatory retirement age for Board members.

       The Audit Committee is responsible for recommending to the Board of Directors the appointment of an independent public accountant to audit the books and accounts of USBANCORP and its subsidiaries, reviewing the reports of the Audit Department and
<PAGE 7> the reports of examination conducted by the bank and bank holding company regulators and USBANCORP's independent public accountants, reviewing the adequacy of internal audit and control procedures, and reporting to the Board of Directors. The Audit Committee is presently comprised of Directors Adams, Butler, Dewar (Chairman), Kappel, O'Malley, Sevy and Spangler.

       The Nominating Committee presently consists of Directors Barton, Butler, Dunkle (Chairman), Edwards, Hanselman (non-voting), O'Malley, Pasquerilla, Sevy, Slater, Vail (non-voting) and Wise. The Nominating Committee is responsible for nominating individuals to stand for election as directors at the Annual Meeting of Shareholders and will consider nominees recommended by shareholders. Shareholders may nominate persons for election as directors in accordance with the procedures set forth in Section 1.3 of USBANCORP's Bylaws. Notification of such nomination, containing the required information, must be mailed or delivered to the President of USBANCORP not less than 60 days or more than 90 days prior to the Annual Meeting.

       The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers. No director who is eligible to receive any benefit under plans administered by the Compensation Committee, except for benefits payable to directors under the Independent Directors Annual Retainer Plan (the Committee's administration of which is limited to coordinating the payment of a predetermined retainer) may serve on the Compensation Committee. The Compensation Committee is presently comprised of Messrs. Barton, Edwards and Wise (Chairman). See "Executive Compensation" herein.

Compensation of Directors

       Executive officers of USBANCORP who are directors or members of committees of the USBANCORP Board of Directors or its subsidiaries receive no compensation for such positions. In
1998, independent directors of USBANCORP received a retainer of $6,000 payable in USBANCORP Common Stock. In addition, directors received cash compensation for attendance at USBANCORP Board of Directors meetings of $550 per meeting. A fee of $300 was paid for attendance at committee meetings of the USBANCORP Board of Directors. This amount was increased to $400 per committee meeting effective March 1, 1998. Certain non-officer directors of USBANCORP are also directors of U.S. Bank, Three Rivers Bank and USBANCORP Trust and Financial Services Company (the "Trust Company"). Directors serving on the Board of Directors of U.S. Bank, Three Rivers Bank, or the Trust Company were compensated for their services by a payment of $450 for each Board of Directors meeting attended. A fee of $400 (increased from $300 effective March 1, 1998) was paid for attendance for each committee meeting attended. Directors who serve on the board of UBAN Associates, Inc. receive no remuneration.
  <PAGE 8>
                                Executive Compensation

                Compensation Committee Report on Executive Compensation

       USBANCORP's Management Compensation Committee oversees USBANCORP's executive compensation programs to ensure that they: attract and retain high caliber executives, deliver the total compensation package in a cost-effective manner, reinforce key business objectives, provide competitive compensation opportunities for competitive results, induce management ownership of USBANCORP Common Stock, and comply with applicable regulations.

       The role of the Committee is to approve executive salary adjustments, to administer the Annual Incentive Plan (including establishment of performance goals), and to administer the 1991 Stock Option Plan. Additionally, from time to time, the Committee reviews other human resource issues, including qualified and non-qualified benefits, management performance evaluation, and succession planning.

Executive Compensation Policy

       The Committee uses a formal executive compensation policy to help evaluate and administer executive pay. The policy addresses each of the major components of the executive pay program and is summarized below.

- Maintain a conservative executive base salary practice (approximating the 40th percentile of competitive practices -- defined below) to ensure the appropriate performance sensitivity and focus on long-term results.

- Maintain a competitive annual incentive program that recognizes important achievements consistent with USBANCORP's long-term objectives, providing target and maximum annual total cash opportunities that approximate the 40th and 60th percentiles of competitive annual total cash practices, respectively. A portion of all plan participants' incentive awards are based upon corporate performance relative to goals. Certain executives of the subsidiaries also are evaluated and rewarded based upon subsidiary and individual performance achievements.

- Maintain competitive long-term incentives that: align management's financial interests with those of USBANCORP's shareholders, induce management ownership of USBANCORP Common Stock, support the achievement of USBANCORP's long-term financial objectives, and provide competitive long-term incentive reward opportunities.

- Provide typical benefits through qualified programs generally available to all employees, supplemented by non-qualified arrangements, as appropriate. <PAGE 9>

- Competitive pay practices are determined using two different sets of data -- survey data and peer data.

       - Survey data refers to compensation data from banking industry compensation surveys. Competitive compensation practices are determined using compensation levels at holding companies and subsidiaries of comparable size to USBANCORP and its subsidiaries, for positions comparable to those held by the officers identified in the Summary Compensation Table included herein (the "Named Officers").


       - Peer data comes from a group of multi-bank, bank holding companies of comparable size to USBANCORP. The peer institutions are located in Pennsylvania, Ohio, Illinois, Indiana, Michigan and West Virginia.

       - The indices used in the Stock Performance Chart are Nasdaq/NMS (U.S. Companies) and Nasdaq Bank Stocks. While USBANCORP believes that some of the surveyed banks and some of the peer banks may be included within these indices, it is not the intention of the Committee to establish executive pay practices based on the pay practices of the organizations that compose these indices. The Committee believes that some of the organizations in these indices would be either too large or too small to be relevant for setting pay for USBANCORP and subsidiary executives.

Relationship of Performance Under Compensation Plans

       USBANCORP relies on incentive arrangements, discussed below, to establish the desired relationship between pay and performance.

       The Company administers an annual incentive plan through which participants can earn performance-based compensation. The bonuses of the Named Officers were based on the following performance measures-corporate return on equity (ROE), total return to shareholders, a third-party comparative estimate of the holding company's CAMEL rating (an overall indicator of the performance and financial soundness of the institution), the ratio of noninterest income to revenue, and individual performance.

       At its February 1999 meeting, the Compensation Committee reviewed 1998 performance results relative to the incentive plan goals for 1998. The Committee determined that ROE and total return to shareholder performance results fell between the threshold and target, that the ratio of noninterest income to revenue surpassed the maximum goal, and that USBANCORP's CAMEL rating did not achieve the pre-set goal. Some of the Named Officers, but not the CEO of USBANCORP, also received a portion
<PAGE 10> of their awards based on their individual performance under the Company's performance evaluation program.

       In January 1998, the Committee awarded the Named Officers restricted shares of stock. This award was made in consideration of the Company's significant performance improvement over the preceding three years, as demonstrated by USBANCORP's total return to shareholders. Prior compensation awards, as well as prior compensation deliberations, were additional considerations in making the award of restricted shares.

       In consideration of prior stock option awards, the Committee made only one award of stock options in 1998. On July 1, the Committee awarded Mr. Hanselman 9,000 options in recognition of the expansion of his duties in overseeing the Trust Company.

       The Committee uses a management stock ownership program to emphasize the 1991 Stock Option Plan's role in aligning management and shareholder interests. Executives are expected to attain their respective target stock ownership levels within a
five-year period.    Target ownership levels range from a
fraction of salary to two and-one-half times salary. The Committee periodically reviews the progress of the executives in working toward their ownership targets, which will be a consideration in determining future compensation actions.

1998 Compensation for the Chief Executive Officer

       The CEO's 1998 salary approximated the competitive position stated in the compensation policy.

       The CEO participated in the Executive Annual Incentive Plan for 1998. His award opportunity was allocated to four areas of corporate performance: ROE, total return to shareholders, the ratio of noninterest income to revenue, and CAMEL rating. In 1998, USBANCORP's ROE and total return to shareholders were positioned between threshold and target performance levels; its ratio of noninterest income to revenue surpassed the maximum goal, and its CAMEL rating was shy of the threshold level of performance. Hence, the CEO earned a bonus of $65,649 with respect to 1998 performance, which reflects achievement of 19.89% of the potential maximum bonus of 45% of salary.

       In January 1998, the Committee awarded the CEO 4,500 restricted shares of stock. The shares vest in three equal installments on the anniversaries of the award. The award was made in consideration of the Company's significant performance improvement over the preceding three years, as demonstrated by USBANCORP's total return to shareholders. Prior compensation awards, as well as prior compensation deliberations, were additional considerations in making the award of restricted shares.
  <PAGE 11>
       Certain stock option awards in prior years anticipated that no options would be awarded to the CEO in 1998. Thus the Committee did not award any stock options to the CEO in 1998.

Impact of Omnibus Budget Reconciliation Act of 1993 -
Section 162(m)

       The Omnibus Budget Reconciliation Act of 1993 (OBRA)
Section 162(m) prohibits a publicly owned company from taking a compensation tax deduction for annual compensation in excess of $1,000,000 for any of the Named Officers. To the extent that certain guidelines are met, compensation in excess of $1,000,000 is exempt from this limitation.

       The Committee does not believe that the deduction limit imposed by OBRA will affect compensation deductibility given the compensation opportunities of the Named Officers under USBANCORP's existing compensation programs. The Committee will continue to evaluate the potential impact of Section 162(m) and take such actions as it deems appropriate.

This report is furnished by Messrs. Barton, Edwards and Wise
(Chairman).

Compensation Committee Interlocks and Insider Participation

       Messrs. Barton, Edwards and Wise (Chairman) served as members of the Compensation Committee during 1998. Each member of the Committee is excluded from participation in any plan administered by the Committee while serving as a member, except for participation in the Independent Directors' Annual Retainer Plan (the Compensation Committee's administration of which is limited to coordinating the payment of a predetermined retainer). Mr. Barton did not serve on the Compensation Committee while serving as Chairman, President and Chief Executive Officer of USBANCORP.

Compensation Paid to Executive Officers

       The following table sets forth information for the three years ended December 31, 1998 concerning the annual and long-term compensation for services in all capacities to USBANCORP and its banking subsidiaries of the Named Officers.

                                                                 Summary Compensation Table

                                                                                                         Long Term
                                                        Annual Compensation                             Compensation

                                                                       Other         Restricted  Securities    All Other
Name and                                                               Annual          Stock     Underlying   Compensation
Principal Position                 Year  Salary($)  Bonus($)(1)  Compensation($)(2)    Awards(3) Options(#)(4) ($)(5)(6)(7)
Terry K. Dunkle.................   1998   330,060      65,649             ---          109,477          0         26,159
  Chairman, President and Chief    1997   294,833     113,107             ---            ---        30,000        29,809
  Executive Officer of USBANCORP   1996   211,920      84,344             ---            ---        45,000        18,125

Orlando B. Hanselman............   1998   192,900      34,120             ---           72,984       9,000        15,489
  Executive Vice President of      1997   160,738      41,087             ---            ---        18,000        15,383
  USBANCORP and President and      1996   126,540      44,770             ---            ---        24,000         4,284
  Chief Executive Officer of
  U.S. Bank

W. Harrison Vail................   1998   165,000      29,172             ---           72,984           0        10,547
  President and Chief Executive    1997   145,000      50,263             ---            ---        18,000         9,701
  Officer of Three Rivers Bank     1996   120,744      42,719             ---            ---        24,000         8,497

Kevin J. O'Neil.................   1998   129,000      18,305             ---           72,984           0         9,771
  President and Chief Executive    1997   120,000      32,400             ---            ---         9,000         9,217
  Officer of Standard Mortgage     1996   110,166      29,745             ---            ---        12,000         5,138
  Corporation of Georgia, a
  subsidiary of Three Rivers Bank

Ronald W. Virag.................   1998   107,100      15,197             ---           72,984           0        11,030
  President and CEO, USBANCORP     1997   107,036      27,540             ---            ---         9,000        10,890
  Trust and Financial              1996    92,283      24,916             ---            ---        15,000         3,057
  Services Company
__________________

(1) Includes the cash and cash value of stock awards made to executive officers of USBANCORP and its subsidiaries under the Executive Annual Incentive Plan.

(2) Unless otherwise indicated, no executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of the officer's total compensation (salary and bonus).

(3) At the end of 1998 Messrs. Dunkle, Hanselman, Vail, O'Neil, and Virag held 4500, 3000, 3000, 3000, and 3000 restricted shares worth $89,438, $59,625, $59,625, $59,625, and
       $59,625, respectively. The restrictions on such shares lapse in three equal annual increments on the anniversaries of the award. Dividends are accrued and distributed when restrictions lapse on the corresponding shares.

(4) Options were granted during 1998, 1997 and 1996 under the 1991 Stock Option Plan to the Named Officers. The options granted in 1997 will vest in three years only if USBANCORP meets or exceeds pre-set financial performance goals. Depending on performance results all, none, or a portion of the options granted in 1997 may vest.
  <PAGE 13>
(5) Includes amounts awarded under the Profit Sharing Plan of USBANCORP and U.S. Bank. All full-time employees of USBANCORP and U.S. Bank are entitled to participate in the Profit Sharing Plan. A contribution during any plan year is equal to the applicable percentage of U.S. Bank's income as defined in the plan.

(6) Includes (a) the value of the premium paid by USBANCORP of $10,000 for a split dollar life insurance policy for Mr. Dunkle, and (b) the premiums paid by USBANCORP and its subsidiaries for life insurance policies with coverage limits above $50,000 to Messrs. Dunkle, Hanselman, O'Neil, Vail and Virag.

(7) Includes amounts contributed under a 401(k) Plan of USBANCORP to Messrs. O'Neil and Vail. Under the USBANCORP sponsored 401(k) plan, employees of Three Rivers Bank and Standard Mortgage Corporation of Georgia are allowed to contribute up to 20% of their compensation to the plan with an employer match of $.50 on each $1.00 of employee contribution up to a maximum of 6% of an employee's compensation.

                                  Option Grants Table

       The following table sets forth information with respect to grants of stock options made during 1998 to each of the Named
Officers.

                                OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Potential
                                            Percent                                            Realizable
                                            of Total                                             Value
                                            Options                                            at Assumed
                                            Granted                                              Annual
                              Number of       to                                                Rates of
                              Securities   Employees                                          Stock Price
                              Underlying      in       Exercise or      Expira-               Appreciation
                               Options      Fiscal     Base Price       tion                   for Option
Name                         Granted (#)      Year     ($/Share)        Date                      Term($)
                                                                                       0%        5%           10%
Terry K. Dunkle.......              0         0                                        0            0            0
Orlando B. Hanselman..          9,000       100         26.05            7/1/2008      0      147,444      373,653
W. Harrison Vail......              0         0                                        0            0            0
Kevin J. O'Neil.......              0         0                                        0            0            0
Ronald W. Virag.......              0         0                                        0            0            0
Gains applicable to all
shareholders(1).......           ---         ---          ---                ---       0   168,782,740  427,728,601
__________________

(1) The potential realizable gain to all shareholders (based on 13.5 million shares of USBANCORP Common Stock outstanding at December 31, 1998 with an assumed market price of $19.88) at 0%, 5% and 10% assumed annual growth rates over a term of ten years is provided as a comparison to the potential gain realizable by the Named Officers at the same assumed annual rates of stock appreciation.

Option Exercises and Year-End Value Table

       The following table sets forth information concerning the exercise of options to purchase USBANCORP Common Stock by the Named Officers during the year ended December 31, 1998, as well as the number of securities underlying unexercised options and potential value of unexercised options (both options which were presently exercisable and options which were not exercisable) as of December 31, 1998.
  <PAGE 15>

                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                 AND FISCAL YEAR-END OPTION VALUE

                                                         Number of Securities
                                                        Underlying Unexercised           Value of In-the-Money
                          Shares                     Options at December 31, 1998   Options at December 31, 1998(2)
                        Acquired on      Value
Name                   Exercise (#) Realized($)(1) Exercisable(#) Unexercisable(#)(3) Exercisable($)  Unexercisable($)(3)
Terry K. Dunkle.......   1,936         96,942          58,158        45,000           613,694          135,313
Orlando B. Hanselman..     609         30,230          32,884        35,000           351,683           72,167
W. Harrison Vail......     520         24,781          38,440        26,000           420,728           72,167
Kevin J. O'Neil.......   2,183         99,814           8,000        13,000            72,167           36,083
Ronald W. Virag.......   2,425        114,353           8,245        14,000            74,377           45,104
_______________________

(1) Represents the aggregate market value of the underlying shares of USBANCORP Common Stock at the date of exercise minus the aggregate exercise prices for options exercised.

(2) "In-the-money options" are stock options with respect to which the market value of the underlying shares of USBANCORP Common Stock exceeded the exercise price at December 31, 1998. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of USBANCORP Common Stock on December 31, 1998. Fair market value was determined by reference to the average of the high and low sale prices of USBANCORP Common Stock as quoted on the Nasdaq Stock Market.

(3) Includes performance-based stock options granted December 8, 1997. The options will vest in three years only if USBANCORP meets or surpasses pre-set financial performance goals. Depending on performance results all, none, or a portion of the options may vest.

Retirement Plans

Pension Plan - U.S. Bank

       U.S. Bank maintains a qualified defined benefit retirement plan for its employees (the "U.S. Bank Plan"). Remuneration for pension benefit purposes is base pay, wages and commissions excluding overtime, bonus or reimbursement of business expense. An employee's benefit under the U.S. Bank Plan is determined on the basis of Final Average Pay which means the average annual base salary, wages and commissions received by an employee in the five consecutive years out of the ten ending before his termination of employment for which the average is highest.

       U.S. Bank expects to make a contribution of $685,965 in 1999 for the 1998 Plan year.

       Estimated annual benefits payable upon retirement at age 65 after 15 years of service with respect to the specified remuneration are as follows:

                                     PENSION TABLE
                                       U.S. BANK
          Five Calendar Year
            Average Salary             Annual Benefit at
        Preceding Retirement         Normal Retirement Date

              $ 15,000                      $ 5,550
                25,000                        9,250
                40,000                       14,800
                60,000                       22,200
                90,000                       33,300
               100,000                       37,000
               120,000                       44,400
               140,000                       51,800
               150,000(1)                    55,500
_______________________

(1) Effective for retirements on or after January 1, 1994, annual compensation for Plan purposes may not exceed $150,000 plus any increases applicable to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger "preserved benefits."

       The above benefits are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefit are available, in actuarially equivalent amounts. Current remuneration covered by the U.S. Bank Plan in 1998 for Messrs. Dunkle, Hanselman and Virag was $330,060, $192,900, and $107,100, respectively, subject to the $150,000 limitation. As of December 31, 1998, Mr. Dunkle was credited with 11 years of
<PAGE 17> service, Mr. Hanselman with 12 years of service and
Mr. Virag with 4 years of service.

       Effective January 1, 1986, the USBANCORP Board of Directors adopted the U.S. Bank Plan for the benefit of employees of USBANCORP on the same terms and conditions as for employees of U.S. Bank. Contributions made by USBANCORP are limited to those employees whose earnings are paid by USBANCORP.

Pension Plan - Three Rivers Bank

       Three Rivers Bank maintained a defined benefit pension plan that was established during 1970 (the "Three Rivers Plan").

       Effective July 1, 1993, the benefit formula of the Three Rivers Plan was revised to duplicate the benefit formula of the U.S. Bank Plan with exception of the definition of pay for pension purposes. Remuneration for pension purposes under the Three Rivers Plan is base pay excluding overtime, bonus or reimbursement of business expenses. Employees retiring on or after July 1, 1993, will receive a benefit based upon the U.S. Bank Plan formula but not less than the benefit earned through June 30, 1993, under the former Three Rivers Plan formula.

       Current remuneration covered by the Retirement Plan (base salary) in 1998 for Mr. O'Neil and Mr. Vail was $129,000 and $165,000. As of December 31, 1998, Mr. O'Neil and Mr. Vail were credited with 5 years and 14 years of service, respectively.

       Three Rivers Bank expects to make a total contribution to the Three Rivers Plan of $848,165 in 1999 for the 1998 Plan year.

Supplemental Pension Plans

       USBANCORP has provided additional life insurance and retirement benefits for Mr. Dunkle funded through a split-dollar life insurance policy. USBANCORP pays a portion of the premiums until Mr. Dunkle's normal retirement. At Mr. Dunkle's retirement, USBANCORP will recover, through a withdrawal from the policy, its cumulative premiums or the policy cash value if less. Mr. Dunkle will receive a paid-up life insurance policy that will include any remaining cash value. If Mr. Dunkle dies prior to retirement, USBANCORP will be reimbursed for its total premiums from the insurance proceeds. The annual premium paid by USBANCORP is $10,000 per year, and USBANCORP has an interest in the policy cash value equal to the lesser of its cumulative premiums or the policy cash value.

       The Compensation Committee determined that it was appropriate to provide additional supplemental retirement benefits to Mr. Dunkle commencing at his retirement, because recent revisions in Code regulations significantly limit retirement benefits payable to highly compensated executives under qualified pension, profit sharing, and 401(k) plans.
<PAGE 18> Accordingly, on February 25, 1994, the Board of
Directors of USBANCORP adopted a supplemental executive retirement plan ("SERP") for the benefit of Mr. Dunkle.

       The SERP will provide supplemental retirement benefits to Mr. Dunkle, which, in combination with benefits from all USBANCORP sponsored qualified and non-qualified pension plans, will ensure an appropriate total retirement benefit for Mr. Dunkle. The target retirement benefit is 55% of the final three-year average salary of Mr. Dunkle commencing at his normal retirement age of 65. Although the SERP is an unfunded plan, USBANCORP can set aside assets to meet its obligations under the plan. USBANCORP has purchased a life insurance policy on Mr. Dunkle's life. Assuming continuation of current interest rates and mortality charges, USBANCORP's total premium outlay will be completed by the time Mr. Dunkle attains normal retirement age. The policy is designed to accumulate sufficient cash value at Mr. Dunkle's retirement to allow USBANCORP to recover the after tax cost of each annual SERP payment. In addition, at Mr. Dunkle's death, tax-free life insurance proceeds will reimburse USBANCORP for all unrecovered costs associated with the plan. USBANCORP will not recover interest for the time value of money.

       The life insurance policy has been assigned to a Rabbi Trust established by USBANCORP to assist USBANCORP in satisfying its obligations to Mr. Dunkle. The Trust Company, as trustee, is the policy owner and beneficiary. Mr. Dunkle remains a general unsecured creditor of USBANCORP and the assets of the trust are subject to the claims of creditors.

       The Board of Directors also approved the purchase of an individual disability income policy for Mr. Dunkle. Mr. Dunkle has collaterally assigned the policy to USBANCORP so that in the event of his disability prior to retirement, the policy will pay USBANCORP a monthly benefit sufficient to pay the premium on the SERP life insurance policy on Mr. Dunkle's life. This would relieve USBANCORP of the obligations to pay premiums on the SERP policy if Mr. Dunkle becomes disabled, without reducing the promised SERP retirement benefits to Mr. Dunkle.

       The Board of Directors of U.S. Bank on February 20, 1981, adopted a Supplemental Pension Plan under which the Executive
Committee of the Board of Directors may from time to time designate executive officers of U.S. Bank as participants and specify the amount of supplemental pension payment the participant shall receive.

       A participating officer agrees to perform, after retirement, such advisory services as the Executive Committee may reasonably request and enters into a noncompetition agreement with U.S.
Bank. Upon his retirement from U.S. Bank, a participant will be entitled to receive supplemental monthly pension payments in a specified amount for a period of fifteen years. If he should die
<PAGE 19> before retirement while in the service of U.S. Bank or if he should die after payment of benefits has commenced, the participant's spouse, if any, will be entitled to receive one-half of the specified amount for the remainder of the fifteen year period. No payments are currently being made under this plan.

Change in Control Agreements

       In 1994, USBANCORP entered into Change in Control Agreements (the "Agreements") with Messrs. Terry K. Dunkle, Orlando B. Hanselman, Kevin J. O'Neil, W. Harrison Vail and Ronald W. Virag, pursuant to which USBANCORP agreed to provide the executives with severance benefits upon the occurrence of certain enumerated events ("Triggering Events") following a change in control of USBANCORP ("Change in Control") (as defined in the Agreements).
The initial term of the Agreements is three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the Agreements, upon the occurrence of a Triggering Event following a Change in Control, Mr. Dunkle would be entitled to receive approximately 2.99 times his combined salary and bonus which will be determined (a) during the initial three year term of the Agreement by reference to his highest salary and bonus paid in the year in which he is terminated or in any one of the last five fiscal years preceding such termination, and (b) after the expiration of the initial term, by reference to the average of the executive's combined salary and bonus in the preceding five years. The Change in Control Agreements for each of Messrs. Hanselman, O'Neil, Vail and Virag are identical, except that Messrs. O'Neil, Vail, and Virag will receive one times their combined base salary and bonus and Mr. Hanselman will receive 1.5 times his combined base salary and bonus. The executives, in their discretion, may receive these payments in a lump sum or on a monthly installment basis. The Change in Control Agreements also entitle the executives to continued participation in the employee benefits plans of USBANCORP for a period of three years with respect to Mr. Dunkle, eighteen months with respect to Mr. Hanselman and one year with respect to the other executives. In addition, the Agreements provide that options held by the executives to acquire USBANCORP Common Stock, to the extent not currently exercisable, will become immediately exercisable upon the occurrence of a Triggering Event following a Change in Control and may be exercised by the executives at any time prior to the earlier of the expiration date of the options or 90 days after the executive's termination. The Agreements also require USBANCORP to make additional payments to the executives in the event that the severance payments described above result in the imposition of an excise tax, pursuant to
Section 4999 of the Code on the payment of such amounts.
  <PAGE 20>
Performance Graph

       Set forth is a graph comparing the yearly percentage change in the cumulative total shareholder return on USBANCORP Common Stock against the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Bank Stocks for the five years beginning January 1, 1994 and ended December 31, 1998.


                                        Legend

Symbol    Index Description       12/31/93   12/31/94   12/30/95   12/29/96   12/31/97   12/31/98
          USBANCORP, INC., PA       100       $92.1      $150.8     $198.1    $356.2     $298.8

          Index for Nasdaq Stock    100       $97.8      $138.3     $170.0    $208.6     $293.2
            Market (US Companies)

          Index for Nasdaq Bank     100       $99.6      $148.4     $195.9    $328.0     $324.9
            Stocks

                                 FINANCIAL INFORMATION

       Requests for printed financial material for USBANCORP or any of its subsidiaries - annual reports, Forms 10-K and 10-Q and Call Reports - should be directed to Jeffrey A. Stopko, Senior
Vice President and Chief Financial Officer, USBANCORP, Inc.,
P.O. Box 430, Johnstown, PA 15907-0430, telephone (814) 533-5310.

                             TRANSACTIONS WITH MANAGEMENT

       Certain directors, nominees and executive officers and/or their associates were customers of and had transactions with USBANCORP or its subsidiaries during 1998. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. These loans represented in the aggregate less than 1.6% of shareholders' equity as of December 31, 1998.

       Mr. Adams, a director of USBANCORP, Three Rivers Bank, the Trust Company, Standard Mortgage Corporation of Georgia and UBAN Associates, Inc., is a partner in a law firm which rendered services to Three Rivers Bank during 1998 and will render such services in 1999.

                            INDEPENDENT PUBLIC ACCOUNTANTS

       Arthur Andersen LLP has audited USBANCORP's financial statements for the fiscal year ended December 31, 1998 and the report on such financial statements appears in the Annual Report to Shareholders. Arthur Andersen LLP has been selected by the USBANCORP Board of Directors to perform an examination of the consolidated financial statements of USBANCORP for the year ending December 31, 1999.

       Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                     OTHER MATTERS

       The Board of Directors knows of no other matters to be presented at the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.
  <PAGE 22>
                    SHAREHOLDERS PROPOSALS FOR NEXT ANNUAL MEETING

       Any shareholder desiring to present a proposal to be considered at the 2000 Annual Meeting of Shareholders should submit the proposal in writing to: Terry K. Dunkle, Chairman, President and Chief Executive Officer, USBANCORP, Inc., Executive Offices, P.O. Box 430, Johnstown, PA 15907-0430 no later than November 22, 1999.

                                        By Order of the Board of Directors


                                        /s/ Betty L. Jakell

                                        Betty L. Jakell
                                        Corporate Secretary

March 19, 1999

                                       APPENDIX

                                    USBANCORP, INC.

                            ANNUAL MEETING OF SHAREHOLDERS



                                         PROXY

       The undersigned shareholder(s) of USBANCORP, Inc., Johnstown, Pennsylvania do(es) hereby appoint Earl F. Glock and James V. Saly, or either one of them my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my
(our) name(s) on its books on March 5, 1999 at the Annual Meeting of its Shareholders to be held at the Radisson Hotel Pittsburgh, 101 Mall Boulevard, Monroeville, PA 15146-2210 on Tuesday,
April 27, 1999, at 1:30 p.m., or any adjournment(s) thereof, as follows on the reverse side.

                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE

USBANCORP, Inc.                                THIS IS YOUR PROXY
                                               YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

- For 1998 the Company earned $21.1 million or $1.48 per share on a diluted basis. The Company's return on equity averaged 14.13% for 1998 compared to 15% for 1997 and 13.36% for
       1996.

- In 1998 total dividends declared amounted to $0.60 per share which represented a 13% increase over 1997. Additionally, during 1998 the Company was able to return $30 million to its shareholders through open market repurchases of 1.2 million shares of USBANCORP, Inc. common stock.

- In August of 1998 we successfully executed a 3 for 1 stock split. The improved liquidity in our stock resulting from the stock split was one factor contributing to the increased number of shares repurchased in 1998.

                                    [Reverse Side]


[X]    Please mark votes as in this example.

IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED SHALL
BE VOTED IN FAVOR OF ITEM 1 AND IN THE BEST JUDGMENT OF THE
PERSONS NAMED IN THIS PROXY WITH RESPECT TO ITEM 2.

1.     Election of Class I Directors for Terms Expiring 2002.
       Nominees:  Jerome M. Adams, James M. Edwards, Sr.,
       Richard W. Kappel and Robert L. Wise

       [    ]       FOR                        [    ]       WITHHELD

       [    ] ______________________
               For all nominees except
               as noted above


2. In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

       [    ] MARK HERE IF YOU PLAN TO ATTEND THE MEETING

       [    ] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
MAY BE REVOKED PRIOR TO EXERCISE.

This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment thereof. I
(we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated March 19, 1999.

Please sign and return promptly in enclosed addressed envelope.

Please date and sign exactly as your name(s) appear(s) hereon.
When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint name(s), each joint owner should sign.



Signature:_________________________                  Date:____________________



Signature:_________________________                  Date:____________________